SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|     Preliminary Proxy Statement
|_|     Confidential, for Use of the
        Commission Only (as permitted by
        Rule 14a-6(e)(2))
|X|     Definitive Proxy Statement
|_|     Definitive Additional Materials
|_|     Soliciting Materials Pursuant to ss 240.14a-11(c) or ss 240.14a-12

                             U S LIQUIDS INC.
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|     No fee required.
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1) Title of each class of securities to which transaction applies:

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        2) Aggregate number of securities to which transaction applies:

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        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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        4) Proposed maximum aggregate value of transaction:

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        5) Total fee paid:

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|_|     Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        ---------------------------------------------

        2) Form, Schedule, or Registration Statement No.:

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        3) Filing Party:

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        4) Date Filed:

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
                                U S LIQUIDS INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1998

To the Stockholders of U S Liquids Inc.:

     The 1998 Annual Meeting of Stockholders of U S Liquids Inc. (the
"Company") will be held on May 5, 1998 at 1:00 P.M. (Houston time), at the Hotel Sofitel, 425 E. North Belt, Houston, Texas 77060. The items of business to be considered are:

          1. The election of two directors to serve for a term of three years each;

          2.  The ratification of the selection of independent accountants; and

          3. Such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on March 26, 1998 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. SHOULD YOU ATTEND, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                           By Order of the Board of Directors
                                           Earl J. Blackwell, Secretary

Houston, Texas
April 2, 1998

                                U S LIQUIDS INC.
                   411 N. SAM HOUSTON PARKWAY EAST, SUITE 400
                              HOUSTON, TEXAS 77060

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished to the stockholders of U S Liquids Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies to be voted at the 1998 Annual Meeting of Stockholders of the Company and any adjournment thereof. The Annual Meeting will be held on May 5, 1998 at 1:00 P.M. (Houston time) at the Hotel Sofitel, 425 E. North Belt, Houston, Texas 77060. Information in this Proxy Statement is as of March 1, 1998 unless otherwise stated. The approximate date on which this Proxy Statement and enclosed form of proxy have been mailed to stockholders is April 2, 1998.

                              GENERAL INFORMATION

     Stockholders of record at the close of business on March 26, 1998 (the "Record Date") are entitled to notice of the Annual Meeting and to vote the shares of common stock, par value $.01 per share (the "Common Stock"), held by them on such date at the Annual Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be open for inspection by any stockholder at the offices of the Company during normal business hours for a period of at least ten business days before the Annual Meeting. As of the Record Date, there were 7,499,022 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote in favor of the matters presented in this Proxy Statement, and as recommended by the Board of Directors with regard to all other matters. A stockholder may revoke his or her proxy at any time before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date. The proxy will be suspended if the stockholder attends the Annual Meeting in person and requests to vote at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

     The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock entitled to vote as of the Record Date will constitute a quorum, and the affirmative vote of a majority of the shares represented at the meeting will be required to approve all of the proposals set forth herein. Directors will be elected by a plurality of the shares represented at the meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter considered at the meeting. An abstention from voting on a proposal will have the same effect as a vote against the proposal, and shares which do not vote will have no effect assuming a quorum is present at the meeting.

     The Board of Directors recommends that the stockholders vote for each of the nominees for director and for the ratification of the selection of Arthur Andersen LLP as the Company's independent accountants for 1998. The enclosed proxy is solicited on behalf of the Board of Directors.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock by (i) each stockholder of the Company who is known by the Company to beneficially own more than five percent of the outstanding Common Stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. Unless otherwise indicated, all persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

          NAME AND ADDRESS              NUMBER OF      PERCENT OF
         OF BENEFICIAL OWNER             SHARES          CLASS
-------------------------------------   ---------      ----------
Michael P. Lawlor(1).................     150,100          2.0%
W. Gregory Orr(2)....................     626,000          8.3%
Earl J. Blackwell(3).................     355,000          4.7%
William A. Rothrock IV(4)............      67,500         *
Thomas B. Blanton....................     700,780          9.3%
Alfred Tyler 2nd(5)..................      15,000         *
James F. McEneaney(6)................      15,000         *
Sanifill, Inc.(7)....................   1,000,000         11.8%
  1001 Fannin Street, Suite 4000
  Houston, Texas 77002
William M. DeArman(8)................     445,000          5.9%
  5420 Huckleberry Lane
  Houston, Texas 77056
All directors and executive officers
  as a group (7 persons)(9)..........   1,929,380         25.7%
------------
(1) Excludes 300,000 shares which Mr. Lawlor has the right to acquire pursuant to the terms of a stock option granted to Mr. Lawlor.

(2) Includes 250,000 shares held by The Wiley Gregory & Genene M. Orr Family LLC, a limited liability company, over which Mr. Orr, as the manager, has sole voting and investment power, 15,000 shares held by Mr. Orr's wife, Genene Orr, 15,000 shares held by Mr. Orr's wife as custodian for two of Mr. Orr's children, and 12,500 shares held individually by one of Mr. Orr's children. Mr. Orr disclaims beneficial ownership of all shares held individually by his children.

(3) Includes 180,000 shares held by The Earl J. and Christine J. Blackwell Family LLC, a limited liability company, over which Mr. Blackwell, as the manager, has sole voting and investment power and 100,000 shares held in an individual retirement account for the benefit of Mr. Blackwell.

(4) Includes 5,000 shares which Mr. Rothrock has the right to acquire pursuant to the terms of a stock option granted by the Company to him. Excludes 125,000 shares which, contingent upon the occurrence of certain events, may be exercisable pursuant to a stock option granted to Mr. Rothrock.

(5) Includes 15,000 shares which Mr. Tyler has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.

(6) Includes 15,000 shares which Mr. McEneaney has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.

(7) Represents shares which Sanifill, Inc. has the right to acquire pursuant to the terms of a warrant issued by the Company to Sanifill, Inc. on December 13, 1996.

(8) Includes 200,000 shares held by a trust of which Mr. DeArman is the sole beneficiary, 12,500 shares held individually by one of Mr. DeArman's children, and 47,500 shares held by trusts for the benefit of certain of Mr. DeArman's children. Mr. DeArman disclaims beneficial ownership of all shares held by or for the benefit of his children.

(9) Excludes 425,000 total shares subject to options granted to Messrs. Lawlor and Rothrock that are not exercisable within 60 days of the Record Date.

 *  Constitutes less than one percent of the outstanding Common Stock.

                             ELECTION OF DIRECTORS

     The Board of Directors consists of six members. The Board is divided into three classes of equal size, with the members of each class serving for a term of three years. At the Annual Meeting, stockholders will elect two directors who will hold office until the annual meeting of stockholders in 2001. The Board has nominated Alfred Tyler 2nd and James F. McEneaney to be elected at the Annual Meeting. Both nominees presently serve on the Board and have consented to continue to serve as a director if elected. If either nominee should be unavailable to serve for any reason, which is not anticipated, the persons named as proxies will vote the shares represented by all valid proxy cards for such substitute nominee as the Board of Directors recommends.

     The following is a brief account of the business experience during the past five years of each director and each executive officer, including his principal occupation and employment during that period, and the name and principal business of any corporation or other organization in which each person has been occupied or employed. Directorships in certain companies presently held by each director or executive officer are also set forth.

     Michael P. Lawlor (age 58) has served as a director of the Company since June 1997. In August 1997, simultaneous with the effective date of the Company's initial public offering (the "IPO"), Mr. Lawlor assumed the positions of Chairman of the Board and Chief Executive Officer of the Company. From March 1996 to August 1997, Mr. Lawlor was a private investor. From December 1992 to March 1996, Mr. Lawlor was Chief Executive Officer and a director of ITEQ, Inc. f/k/a Air-Cure Technologies, Inc., a manufacturer of air treatment and air moving and process systems, equipment and components. From 1970 to 1992, Mr. Lawlor held various positions with Browning-Ferris Industries, Inc. ("BFI"), a national waste services company. Mr. Lawlor started with BFI in 1970, became a corporate officer in 1978, and from 1970 to 1988 was responsible for all of BFI's landfill operations, during which time total landfill revenues grew from $1 million to $500 million annually. Mr. Lawlor was the Chairman of the Wildlife Habitat Enhancement Council, a nonprofit conservation organization, from 1992 to 1996. Mr. Lawlor's term on the Board of Directors expires in 2000.

     W. Gregory Orr (age 42) is a co-founder of the Company and served as Chairman of the Board, Chief Executive Officer and President of the Company from November 1996 to August 1997. Mr. Orr currently serves as a director and the Chief Operating Officer and President of the Company. From 1995 until December 1996, Mr. Orr was the President and Chief Operating Officer of a subsidiary of Sanifill, Inc. ("Sanifill"), a national waste services company acquired by USA Waste Services, Inc. in 1996. From 1990 to 1991, Mr. Orr was Regional Vice President of Sanifill's Atlantic Region, and from 1991 to 1995, Mr. Orr was a Vice President of Operations of Sanifill, during which time Mr. Orr was responsible for reviewing and approving up to $75 million in annual capital spending projects, as well as reviewing and approving operating budgets and acquisition opportunities. Mr. Orr was also responsible for the initial development of Sanifill's marketing and development program including assisting in the formation of the management team and systems and infrastructure development. From 1981 to 1989, Mr. Orr served in various capacities with BFI, including Divisional Vice President. Mr. Orr's term on the Board of Directors expires in 2000.

     Earl J. Blackwell (age 55) is a co-founder of the Company and has served as Chief Financial Officer, Senior Vice President-Finance and Secretary of the Company from November 1996 to the present. From 1991 to December 1996, Mr. Blackwell was Divisional Chief Financial Officer for Sanifill.

     William A. Rothrock IV (age 45) became a director of the Company in June 1997. Since 1990, he has been Vice President-Business Development for Sanifill and, subsequently, USA Waste Services, Inc. From 1984 to 1990, Mr. Rothrock was Divisional Vice President-Landfill Marketing for BFI. Mr. Rothrock's term on the Board of Directors expires in 1999.

     Thomas B. Blanton (age 51) has been a director of the Company since June 1997. From 1991 to June 1997, Mr. Blanton served as the sole director and President of Mesa Processing, Inc., T&T Grease Service, Inc. and Phoenix Fats & Oils, Inc. (the "Mesa Companies"), which the Company acquired in June 1997.
Mr. Blanton has owned and operated fats and oils businesses for over 30 years. In February 1991,

Mr. Blanton and Metro Fab, Inc., a metal fabrication company of which Mr. Blanton was the President and sole shareholder and director, filed voluntary petitions for bankruptcy under Chapter 7 of the Bankruptcy Code. The Company does not believe that either of these events is material to an evaluation of the ability or integrity of Mr. Blanton. Mr. Blanton's term on the Board of Directors expires in 1999.

     Alfred Tyler 2nd (age 55) became a director of the Company in June 1997. Mr. Tyler has over 20 years experience in the environmental services industry, most recently as the President and Chief Executive Officer of Enviro-Gro Technologies, a provider of sludge management services. In late 1992, Enviro-Gro was sold to Wheelabrator Technologies and Mr. Tyler resigned his positions to manage his other investments. From 1989 to the present, Mr. Tyler has been the President and the sole stockholder of Weston Investments, Inc., a private investment company. Mr. Tyler is also the President of Days Cove Reclamation Company, a landfill operation and construction company, and a partner and managing director of Bedford Capital Corporation, a New York consulting firm. Mr. Tyler's term on the Board of Directors expires in 1998.

     James F. McEneaney (age 59) became a director of the Company in October 1997. He is the retired President and Chief Operating Officer of The Ryland Group Inc., positions he held from 1990 to 1992. Mr. McEneaney also served as Executive Vice President and a director of The Ryland Group, Inc. from 1981 to 1992. Mr. McEneaney also was a founder of The Fortress Group, Inc., which was organized to "roll-up" homebuilders in North America. He served as the company's Chief Executive Officer from July 1995 through December 1995, and as a member of its Board of Directors from 1995 until May 1997. Since August 1993, Mr. McEneaney has served as the President of MacCan Associates, Inc., a management consulting firm. Currently, Mr. McEneaney serves as Vice Chairman of the Board of Anne Arundel Health Systems, Inc. Mr. McEneaney's term on the Board of Directors expires in 1998.

     With the exception of Mr. Blanton, there are no arrangements or understandings between the Company and any person pursuant to which any person was selected as a director. In connection with the acquisition of the Mesa Companies, the Company caused Mr. Blanton to be appointed to the Board of Directors of the Company. In addition, for as long as Mr. Blanton is the beneficial owner of at least 5% of the outstanding Common Stock, the Company is obligated to nominate Mr. Blanton for election to the Company's Board of Directors and Messrs. Orr, Blackwell and William M. DeArman are obligated to vote all of the shares of Common Stock controlled by them in favor of Mr. Blanton's election to the Board of Directors.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

  DIRECTORS' COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $1,000 for each Board and committee meeting (unless held on the same day as a Board meeting) actually attended. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

     Under the Company's Directors' Stock Option Plan, each director who is not an employee of the Company and has not been an employee of the Company at any time during the 12 months preceding his initial election or appointment to the Board is automatically granted an option to purchase 10,000 shares of Common Stock at the time of his or her initial election or appointment. In addition, each outside director is automatically granted an option to purchase 5,000 shares of Common Stock on January 1 of each year. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant, vest in full on the date of the grant and expire at the earlier of ten years from the date of grant or one year after the director ceases to be a member of the Board.

    AUDIT AND COMPENSATION COMMITTEES

     Until June 1997, no committees of the Board of Directors existed. Messrs. Orr and Blackwell, the only directors of the Company from November 1996 to June 1997, participated in deliberations concerning executive compensation.

     In June 1997, the Board of Directors established an Audit Committee and a Compensation Committee. The members of both the Audit Committee and the Compensation Committee are Messrs. McEneaney, Rothrock and Tyler. The principal duties of the Audit Committee are to recommend to the Board of Directors the selection of the Company's independent accountants, discuss and review with the Company's independent accountants the audit plan, auditor's report and management letter and the Company's accounting policies, and review the accounting procedures and internal control procedures recommended by the Company's independent accountants. The principal duties of the Compensation Committee are to establish and review the objectives, structure, cost and administration of the Company's major compensation and benefit policies and programs, review annually officers' and key employees' salaries, management incentives and stock options, and administer the Company's stock option plan, management incentive plans and other long-term incentive plans.

     The Board met on 3 occasions during 1997, while the Audit and Compensation Committees met on 1 and 2 occasions, respectively. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. McEneaney, Rothrock and Tyler served on the Compensation Committee during 1997. During 1997, Mr. Rothrock also served as Vice President-Business Development for USA Waste Services, Inc., which acquired Sanifill in 1996.

     On December 13, 1996, the Company acquired certain assets from Sanifill and two of its subsidiaries (the "Campbell Wells Acquisition"). The assets acquired in the Campbell Wells Acquisition included four oilfield waste processing facilities in Louisiana, one oilfield waste processing facility in Texas, all equipment and capital improvements related to the treatment facilities, and approximately $8.1 million of working capital. In consideration for these assets, the Company issued a $27.8 million promissory note to Sanifill (the "Sanifill Note"), issued to Sanifill a transferable 10-year warrant for the purchase of 1 million shares (post-reverse split) of Common Stock at an exercise price (as adjusted for the subsequent reverse stock split) of $2.00 per share (the "Sanifill Warrant") and assumed certain outstanding liabilities of Sanifill including, without limitation, approximately $2.0 million of accounts payable. In December 1997, the Company paid the Sanifill Note in full.

     On September 18, 1997, the Company filed a shelf registration statement under Rule 415 of the Securities Act of 1933 registering, among other things, the shares of Common Stock issuable upon exercise of the Sanifill Warrant. The Company has agreed to keep this shelf registration statement continuously effective until the earlier of three years after the date of final exercise of the Sanifill Warrant and such time as the holder of the Sanifill Warrant has sold all of the shares issuable upon exercise thereof. The number of shares that may be offered by Sanifill pursuant to this registration statement in any calendar year is subject to certain limitations.

     In connection with the Campbell Wells Acquisition, the Company and Sanifill executed non-competition agreements under which each party agreed not to compete with the other in certain businesses for a period of five years. In its non-competition agreement, Sanifill agreed not to engage in the collection, transfer, transportation, treatment or disposal of oilfield waste during the restricted period. In return, the Company agreed not to engage in the collection, treatment or disposal of municipal solid wastes, construction debris or demolition debris during the restricted period, or own any interest in any company engaged in any such business.

     In December 1996, the Company granted to Mr. Rothrock a nonqualified option to purchase 187,500 (post-reverse split) shares of Common Stock at a price of $.02 per share. These options vest at the rate of 33 1/3% per year commencing in 1997, but only if Mr. Rothrock presents to the Company an introduction or business opportunity pursuant to which the Company completes during such calendar year an acquisition of the stock or substantially all of the assets of another party. During 1997, the Company did not complete any acquisitions as a result of an introduction or business opportunity presented by Mr. Rothrock and, thus, 62,500 of the options held by Mr. Rothrock have terminated. If in either calendar year 1998 or 1999, the

Company does not complete any such acquisition as a result of an introduction or business opportunity presented by Mr. Rothrock, the option shall terminate with respect to an additional 62,500 shares. Vested options expire at the earlier of ten years from the date of grant or one year after the death of Mr. Rothrock.

     On June 17, 1997, the Company acquired all of the outstanding stock of the Mesa Companies. Mr. Blanton received 1,062,500 shares of Common Stock in exchange for his capital stock of the Mesa Companies. Pursuant to the terms of the acquisition agreements, Mr. Blanton became a director of the Company. In addition, pursuant to the terms of the acquisition agreements, the Company used approximately $1.2 million of the net proceeds of the IPO to repay various debts of the Mesa Companies, all of which had been personally guaranteed by Mr. Blanton and of which approximately $200,000 was owed to Tommy Yount, the brother-in-law of Mr. Blanton. The Company regularly purchases used cooking oil and other food processing residuals that Mr. Yount collects from generators of such materials. During 1997, the Company purchased approximately $243,000 of such materials from Mr. Yount.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of the Company's executive officers (the "Named Executive Officers") during 1996 and 1997. The Company was incorporated in November 1996. Messrs. Orr and Blackwell were the only executive officers who received any compensation from the Company in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                               ANNUAL COMPENSATION               COMPENSATION
                                                     ----------------------------------------       AWARDS
                                                                                   OTHER         -------------        ALL
                                                                                  ANNUAL         STOCK OPTIONS       OTHER
      NAME AND PRINCIPAL POSITION           YEAR       SALARY      BONUS      COMPENSATION(1)      (SHARES)       COMPENSATION
----------------------------------------  ---------  ----------  ----------   ---------------    -------------    ------------
Michael P. Lawlor.......................     1997    $  59,231   $   87,500        $   0            300,000           $  0
  Chairman of the Board and                  1996        N/A          N/A           N/A               N/A                0
  Chief Executive Officer(2)
W. Gregory Orr..........................     1997    $ 125,000   $  125,000        $   0                  0           $  0
  President and Chief                        1996        2,403            0            0                  0              0
  Operating Officer(3)
Earl J. Blackwell.......................     1997    $  99,840   $  100,000        $   0                  0           $  0
  Chief Financial Officer,                   1996        1,923            0            0                  0              0
  Senior Vice President
  and Secretary(4)

------------
(1) Excludes perquisites and other benefits, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of the total of such officer's annual salary and bonus.

(2) Mr. Lawlor was employed by the Company in August 1997.

(3) Mr. Orr was employed by the Company in November 1996. Mr. Orr served as the Chief Executive Officer of the Company from November 1996 to August 1997.

(4) Mr. Blackwell was employed by the Company in November 1996.

OPTIONS GRANTED

     The following table sets forth information concerning stock options granted during the last fiscal year to the Named Executive Officers.

                          OPTION/SAR GRANTS IN 1997(1)

                                                                                                              POTENTIAL
                                                                                                               REALIZED
                                                                                                               VALUE AT
                                                                                                               ASSUMED
                                                                                                             ANNUAL RATES
                                                                                                                  OF
                                            INDIVIDUAL GRANTS                                                STOCK PRICE
----------------------------------------------------------------------------------------------------------   APPRECIATION
                                                         PERCENTAGE OF                                           FOR
                                           OPTIONS       TOTAL OPTIONS       EXERCISE                        OPTION TERM
                                           GRANTED        GRANTED TO           PRICE                         ------------
                  NAME                     (SHARES)    EMPLOYEES IN 1997    (PER SHARE)    EXPIRATION DATE        5%
----------------------------------------   --------    -----------------    -----------    ---------------   ------------
Michael P. Lawlor.......................    300,000            57%             $9.50           08/20/07      $  2,248,917
W. Gregory Orr..........................          0             0               N/A               N/A               N/A
Earl J. Blackwell.......................          0             0               N/A               N/A               N/A

                                            POTENTIAL
                                             REALIZED
                                             VALUE AT
                                             ASSUMED
                                           ANNUAL RATES
                                                OF
                                           STOCK PRICE
                                           APPRECIATION
                                               FOR
                                           OPTION TERM
                                           ------------
                  NAME                        10%
----------------------------------------  ------------
Michael P. Lawlor.......................  $  3,598,818
W. Gregory Orr..........................      N/A
Earl J. Blackwell.......................      N/A
------------
(1) No stock appreciation rights (SARs) were granted in 1997.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides certain information on stock option exercises in 1997 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1997.

   AGGREGATED OPTION/SAR EXERCISES IN 1997 AND 12/31/97 OPTION/SAR VALUES(1)

                                                                                                          VALUE OF
                                                                                                         UNEXERCISED
                                                                                                           IN-THE-
                                                                                                            MONEY
                                                                              NUMBER OF UNEXERCISED      OPTIONS AT
                                                                             OPTIONS AT DECEMBER 31,      DECEMBER
                                           NUMBER OF                              1997 (SHARES)          31, 1997(2)
                                        SHARES ACQUIRED                    ---------------------------   -----------
                NAME                      ON EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
-------------------------------------   ---------------   --------------   -----------   -------------   -----------
Michael P. Lawlor....................      N/A               N/A             0            300,000           $   0
W. Gregory Orr.......................      N/A               N/A             0               0              $   0
Earl J. Blackwell....................      N/A               N/A             0               0              $   0

                                          VALUE OF
                                         UNEXERCISED
                                           IN-THE-
                                            MONEY
                                         OPTIONS AT
                                          DECEMBER
                                         31, 1997(2)
                                       ---------------
                NAME                    UNEXERCISABLE
-------------------------------------  ---------------
Michael P. Lawlor....................    $1,387,500
W. Gregory Orr.......................    $   0
Earl J. Blackwell....................    $   0
------------
(1) No SARs are outstanding.

(2) Based on the closing price of the Common Stock on the American Stock Exchange on the final trading day of 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Each of Messrs. Lawlor, Orr and Blackwell has entered into an employment agreement with the Company providing for an annual base salary of $175,000, $150,000 and $120,000, respectively, with the right to receive incentive compensation at the discretion of the Board of Directors. Each employment agreement is for a term of five years with the term to be extended an additional one year on each anniversary date of the employment agreement, unless either party gives notice that the term of the employment agreement should not be so extended. If the employee's employment is terminated by the Company without cause, then the employee will continue to receive his base salary and employee benefits for the remainder of the term of his employment agreement. If his employment is terminated by the Company with cause, then the employee will not be entitled to earn any further compensation or benefits under his employment agreement. If the Company undergoes a "change in control", then, under certain circumstances, the employee will have the right to require the Company to pay to him a lump sum amount equal to approximately three times his "base amount", as defined in Section 280G of the Internal Revenue Code. This base amount is generally equal to the average annual gross income of the employee for the five taxable years ending before the date on which the change in control occurs. This payment will be in lieu of any further compensation or benefits payable to the employee under the employment agreement. The employment agreement also contains a covenant by the employee not to compete with the Company at any time during his employment and for a period of two years after the termination of his employment, except for a termination subsequent to a change in control.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is responsible for establishing and reviewing the Company's arrangements and programs for compensating executive officers of the Company. The Compensation Committee is currently composed of Messrs. McEneaney, Rothrock and Tyler.

     The Company's executive compensation program is designed to provide competitive compensation and benefit programs that attract and retain capable executives who are integral to the success of the Company, reward them for superior performance and provide them with an economic incentive to increase stockholder value. The Compensation Committee believes its policies are best implemented by providing compensation comprised of separate components, all of which are designed to motivate executive performance. These components are a salary, short-term incentive compensation (bonus) and, in appropriate cases, long-term incentive compensation (stock options). The bonuses and stock options are in addition to executives' yearly base salaries, which are intended to be competitive with companies which the Compensation Committee believe are comparable to the Company.

BASE SALARY

     In setting each executive officer's base salary, the Compensation Committee takes into consideration, among other things, the executive officer's level of experience, responsibilities and performance and salaries for comparable positions at other companies in the same or similar businesses of the Company. In making salary recommendations or decisions, the Compensation Committee exercises its discretion and judgment based on these and other relevant factors. The Compensation Committee does not apply any specific formula to determine the weight of any particular factor.

INCENTIVE BONUS AWARDS

     Short-term incentive compensation plans are intended to provide executive officers with an incentive to act in a manner that accentuates Company performance and, therefore, stockholder value. The Compensation Committee believes that growth in earnings per share is an appropriate measure of short-term corporate performances. Accordingly, the Compensation Committee has adopted an incentive compensation plan under which each Named Executive Officer is entitled to earn an annual bonus of up to 100% of his base salary depending upon the growth of the Company's earnings per share in excess of targeted levels.

STOCK OPTIONS

     In 1996, the Company established the 1996 Incentive Stock Option Plan (the "Stock Option Plan"). The purpose of the Stock Option Plan is to promote the long-term growth and profitability of the Company and the value of the Common Stock by providing selected employees of the Company and its subsidiaries with incentives to contribute to the success of the Company. The Stock Option Plan provides for both the grant of incentive stock options pursuant to 422 of the Internal Revenue Code of 1986 and options which do not qualify as incentive stock options. In awarding options under the Stock Option Plan, the Compensation Committee considers various factors, such as the past and expected future performance of an employee and the extent to which an employee has been compensated for his or her performance. The Compensation Committee has not established any fixed formula for awarding options under the Stock Option Plan. The exercise price for options issued under the Stock Option Plan must, in the case of incentive stock options, be at least equal to the fair market value of the Common Stock subject to the option at the time the option is granted, and in the case of nonqualified stock options, be at least equal to 75% of the fair market value of the shares subject to the option at the time it is granted. In the case of an incentive stock option granted to an employee who holds more than 10% of the Common Stock of the Company, the exercise price must be at least 110% of the fair market value of the shares subject to the option at the time it is granted.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Michael P. Lawlor's compensation for 1997 was determined pursuant to an employment agreement entered into shortly prior to completion of the IPO. Mr. Lawlor's compensation, including base salary and bonus compensation, was determined based upon a review of businesses in the Company's industry and negotiation between the Company and Mr. Lawlor. Pursuant to the term of his employment agreement, Mr. Lawlor's base salary for 1997 was $175,000. The Compensation Committee determines whether to increase Mr. Lawlor's base salary and whether he is entitled to receive incentive compensation. For 1997, Mr. Lawlor's participation in the Company's incentive compensation plan was limited to half of the levels of other executive officers because he joined the Company in mid-year. In connection with the IPO and pursuant to Mr. Lawlor's employment agreement, he was granted an option to purchase 300,000 shares of Common Stock at the IPO price of $9.50 per share.

     W. Gregory Orr served as the Chief Executive Officer of the Company from November 1996 to August 1997 and, therefore, his base salary for 1997 was determined prior to the establishment of the Compensation Committee. Effective as of January 1, 1998, the Compensation Committee increased Mr. Orr's base salary from $125,000 to $150,000. No options or other long-term incentives were granted to Mr. Orr in 1997; however, Mr. Orr did participate in the Company's incentive compensation plan.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code generally limits the annual tax deduction for applicable remuneration paid to the Company's Chief Executive Officer and certain other highly compensated executive officers to $1,000,000. The Compensation Committee does not believe that the applicable remuneration to be paid to the Company's executives will exceed the deduction limit set by
Section 162(m).

                            MEMBERS OF THE COMMITTEE

                               JAMES F. MCENEANEY
                            WILLIAM A. ROTHROCK, IV
                                ALFRED TYLER 2ND

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934 unless the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed Arthur Andersen LLP as the Company's independent public accountants for 1998. Stockholders are being asked to ratify this action, and proxies solicited on behalf of the Board of Directors will be voted for ratification of Arthur Andersen LLP as the Company's independent accountants unless otherwise specified.

     Arthur Andersen LLP has served as the Company's independent public accounting firm since November 1996. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting. The representative will be afforded an opportunity to make a statement, if he desires to do so. It is anticipated that the representative will also be available to answer appropriate questions.

     If the appointment of Arthur Andersen LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Board of Directors.

STOCK PERFORMANCE GRAPH

     The following graph shows the cumulative total stockholder return on the Company's Common Stock over the period commencing on August 20, 1997 (i.e., the date of the IPO) and ending on December 31, 1997 as compared to the returns of the American Stock Exchange Market Index (the "AMEX Index") and a peer group composite selected by the Company (the "Peer Group Composite"). The graph assumes $100 was invested on August 20, 1997 in the Company's Common Stock, the AMEX Index and the Peer Group Composite and assumes reinvestment of dividends.

                             STOCK PERFORMANCE GRAPH

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                           08-20-97    08-31-97    09-30-97    10-31-97    11-30-97    12-31-97
                           --------    --------    --------    --------    --------    --------
U S Liquids Inc. .......    $  100      $  111      $  128      $  117      $  106      $  104
Peer Group..............    $  100      $  100      $  109      $  115      $  105      $  101
AMEX Index..............    $  100      $  100      $  107      $  104      $  102      $  105

     The Peer Group Composite is based one-third on an oil and gas field services component (SIC Code 1389), one-third on an animal and marine fats and oils component (SIC Code 2077), and one-third on an air and water resource and solid waste management component (SIC Code 9511). The oil and gas field services component is comprised of the following companies: American Oilfield Divers, Inc., BJ Services Co., Bouygues Offshore, S.A., Cal Dive International, Inc., Computalog Ltd., Dailey International, Inc., Dawson Production Services, Inc., Freeport-McMoran Sulphur, Inc., Global Industries, Ltd., Golden Triangle Industries, Inc., ICO Inc., Infinity, Inc., Newpark Resources, Inc., Oceaneering International, Inc., Petrominerals Corporation, Pool Energy Services Co., Precision Drilling Corporation, Pride International, Inc., Schlumberger Limited, Superior Energy Services, Inc., Transcoastal Marine Services, Inc., Tuboscope, Inc., and Willbros Group, Inc. The animal and marine fats and oils component is comprised of Darling International, Inc. and Zapata Corporation. The air and water resource and solid waste management component is comprised of Edperbrascan Corporation, nSTOR Technologies, Inc., Philip Services Corporation and Unidyne Corporation.

                               OTHER INFORMATION

COST OF PROXY SOLICITATION

     The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, arrangements have been made with brokerage houses, nominees, and other custodians and fiduciaries to send proxy material to their principals and the Company will reimburse them for their expenses in doing so. Proxies also may be solicited personally or by telephone or telegraph. All such solicitations will be made by executive officers or other employees of the Company who will not receive extra compensation therefor.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission and to provide copies of those reports to the Company. Based on a review of the reports it has received, or written representations that no reports were required to be filed, the Company believes that during 1997 all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were met, except that Mr. McEneaney inadvertently failed to file a Section 16(a) report when he was initially appointed to the Board in October 1997.

ADDITIONAL MATTERS

     While the notice for the Annual Meeting calls for the transaction of any other business as may be properly presented, management is not aware of any business to be submitted at the meeting which is not described in this Proxy Statement. If any other business is properly presented, the persons named in the proxy will act according to their best judgment on behalf of the stockholders they represent.

STOCKHOLDERS' PROPOSALS

     If a stockholder wishes to present a proposal at the 1999 Annual Meeting of Stockholders, such proposal must be received by the Company at 411 N. Sam Houston Parkway East, Suite 400, Houston, Texas 77060, Attention Secretary, prior to December 3, 1998.

                                          By Order of the Board of Directors

                                          Earl J. Blackwell, Secretary

Houston, Texas
April 2, 1998

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

                                      PROXY

                                U S LIQUIDS INC.
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD MAY 5,1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Earl J. Blackwell and W. Gregory Orr, or either of them, as proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of U S Liquids Inc. held of record by the undersigned on March 26, 1998, at the Annual Meeting of Stockholders to be held on May 5, 1998 or any adjournment thereof.

     1. ELECTION OF DIRECTORS.

     [ ] For all nominees listed below (except as marked to the contrary below).

     [ ]  Withhold authority to vote for all nominees listed below.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                               James F. McEneaney
                                Alfred Tyler 2nd

     2. RATIFICATION OF SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1998.

              [ ] For             [ ] Against          [ ] Abstain


     3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ABOVE AND FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1998. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE THEREOF.

      The undersigned hereby acknowledges receipt of the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by him with respect to the shares represented by the proxy.

     Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in the name of the legal entity by authorized person.

     Dated this ____ day of _________________,1998.


                                    ___________________________________________
                                    Signature

                                    ___________________________________________
                                    Signature

(Please sign, date and return promptly using the enclosed envelope.)